                              TMP WORLDWIDE INC.
                                                                   EXHIBIT 11.1

               STATEMENT re: COMPUTATION OF EARNINGS PER SHARE

                   (In thousands, except per share amounts)



                                               Three Months Ended Sept. 30,           Nine Months Ended Sept. 30
                                               -----------------------------        ----------------------------
                                                 1997              1996               1997              1996
                                               --------         ----------          --------           ------
Net income (loss)...........................     $4,128             $ (768)           $ 7,546           $ (539)

Preferred stock dividend and redemption
       premium..............................        ---                (53)              (123)            (158)

Net Income (loss) applicable to common and
       Class B common stockholders..........     $4,128              $(821)            $7,423           $ (697)
                                                 ======            =======             ======           ======

Net income per common and Class B
       common shares........................     $  .17                                $  .31
                                                 ======                                ======
Pre forma:
      Historical net loss...................                         $(821)                             $ (697)

       Pro forma adjustment for
            special compensation............                           672                                 672
                                                                   -------                              ------

        Pro forma net loss..................                        $ (149)                             $  (25)
                                                                   =======                              ======
        Pro forma net loss per common and
              Class B common share..........                         $(.01)                             $  .00
                                                                   =======                              ======


Weighted average number of common,
   Class B common and common
    equivalent shares outstanding
    (including effect of options
    granted within one year of
    the offering)........................        24,533            19,421              24,110           19,276
                                                 ------            ------              ------           ------
